Exhibit 99.1
[Presstek Letterhead]

December 29, 2006

To: Authorized Precision Dealers

Precision Analog Plate Operations

As you are already aware, a recent event at our facility in South Hadley, MA, interrupted the production of Precision branded analog plates used in newspaper applications. The Company has evaluated the continuing effects of the interruption on the future of its operations and has decided to discontinue our analog newspaper plate business. We will be available to assist you in your effort to transition to other vendors.

This decision does not affect the production in South Hadley of our award winning digital plates. We will continue to manufacture the Anthem, Freedom and Aurora series of plates in South Hadley.

We would like to thank all of our analog newspaper plate dealers for the business that we enjoyed over the years.